BARBARA K. CEGAVSKE
Secretary of State

SCOTT ANDERSON
Chief Deputy

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

12/30/2022

Work Order Item Number:	W2022122902351-2598159
Filing Number:	20222844892
Filing Type:	Amended and Restated Articles
Filing Date/Time:	12/29/2022 10:01:00 AM
Filing Page(s):	9

Indexed Entity Information:

Entity ID: E28330852022-3

Entity Name: BioRestorative Therapies, Inc.

Entity Status: Active

Expiration Date: None

Commercial Registered Agent

UNITED CORPORATE SERVICES, INC.

2520 ST ROSE PKWY STE 319, HENDERSON, NV 89074, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

Filed in the Office of	Business Number E28330852022-3
Barbara K. Cegavske	Filing Number 20222844892
Secretary of State State Of Nevada	Filed On 12/29/2022 10:01:00 AM
	Number of Pages 9

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:

Name of entity as on file with the Nevada Secretary of State: BioRestorative Therapies, Inc.

Entity or Nevada Business Identification Number (NVID): NV20222656693

2. Restated or Amended and Restated Articles: (Select one)

(If amending and restating only, complete section 1,2 3, 5 and 6)

☒ Certificate to Accompany Restated Articles or Amended and Restated Articles

☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ______
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☒ Amended and Restated Articles

* Restated or Amended and Restated Articles must be included with this filing type.

3. Type of Amendment Filing Being Completed: (Select only one box)

(If amending, complete section 1, 3, 5 and 6.)

☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

The undersigned declare that they constitute at least two-thirds of the following:

(Check only one box) ☐ incorporators ☐ board of directors

The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 100

☐ Officer's Statement (foreign qualified entities only) -

Name in home state, if using a modified name in Nevada: ______

Jurisdiction of formation: ______

Changes to takes the following effect:

☐ The entity name has been amended. ☐ Dissolution
☐ The purpose of the entity has been amended. ☐ Merger
☐ The authorized shares have been amended. ☐ Conversion
☐ Other: (specify changes)

* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: 12/31/2022 Time: 11:59 PM (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: ☐ The entity name has been amended. ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ☐ The purpose of the entity has been amended. ☐ The authorized shares have been amended. ☐ The directors, managers or general partners have been amended. ☐ IRS tax language has been added. ☒ Articles have been added. ☐ Articles have been deleted. ☐ Other. The articles have been amended as follows: (provide article numbers, if available) The Articles have been amended and restated in their entirety; see attached. (attach additional page(s) if necessary)
6. Signature: (Required)	X DocuSigned by: Lance Alstadt 71EF60FA21034EC... — Signature of Officer or Authorized Signer — President (Title) X ______ Signature of Officer or Authorized Signer — ______ Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

CERTIFICATE OF
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
BIORESTORATIVE THERAPIES, INC.

Pursuant to the provisions of Nevada Revised Statutes 78.390 and 78.403, the undersigned officer of BioRestorative Therapies, Inc., a Nevada corporation (the "Corporation"), does hereby certify as follows:

A. The Agreement and Plan of Merger, dated as of December 23, 2022, by and between BioRestorative Therapies, Inc., a Delaware corporation ("Parent"), and the Corporation (the "Merger Agreement") provides for the amendment and restatement of the Corporation's articles of incorporation as set forth below.

B. The Merger Agreement, and the amendment and restatement of the Corporation's articles of incorporation contemplated thereby and as set forth below, have been duly approved by the board of directors of the Corporation and Parent, the sole stockholder of the Corporation, which is sufficient for approval thereof. The board of directors of the Corporation and Parent have determined and declared such amendment and restatement to be advisable, fair to and in the best interests of the Corporation.

C. This certificate sets forth the text of the articles of incorporation of the Corporation, as amended and restated in their entirety to this date as follows:

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF BIORESTORATIVE THERAPIES, INC.

ARTICLE I
NAME

The name of the Corporation is BioRestorative Therapies, Inc. (the "Corporation").

ARTICLE II
REGISTERED OFFICE

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III
PURPOSE

The Corporation is formed for the purpose of engaging in any lawful activity for which corporations may be organized under the laws of the State of Nevada.

ARTICLE IV
CAPITAL STOCK

(A) Authorized Stock. The total number of shares of all stock which the Corporation shall have authority to issue is 95,000,000 shares, consisting of: (i) 75,000,000 shares of common stock, par value $.0001 per share (the "Common Stock") and (ii) 20,000,000 shares, par value $.01 per share, designated as preferred stock (the "Preferred Stock"). All cross references in each subdivision of this ARTICLE IV refer to other paragraphs in such subdivision unless otherwise indicated.

(B) Preferred Stock.

(1) Designation. The shares of Preferred Stock are hereby authorized to be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as are specified in the resolution or resolutions adopted by the board of directors of the Corporation (the "Board of Directors") providing for the issue thereof. Such Preferred Stock may be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of capital stock of the Corporation at such price or prices or at such rate or rates of exchange and with such adjustments as shall be stated and expressed in these Articles of Incorporation, as amended from time to time (these "Articles of Incorporation") or in the resolution or resolutions adopted by the Board of Directors providing for the issue thereof.

(2) Authority Vested in the Board. Authority is hereby expressly vested in the Board of Directors, subject to the provisions of this ARTICLE IV and to the limitations prescribed by law, to authorize the issue from time to time of one or more series of Preferred Stock and, with respect to each such series, to fix by resolution or resolutions adopted by the affirmative vote of a majority of the directors then in office providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination of the following:

(a) The designation of such series.

(b) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or series of the Corporation's capital stock, and whether such dividends shall be cumulative or noncumulative.

(c) Whether the shares of such series shall be subject to redemption by the Corporation at the option of either the Corporation or the holder or both or upon the happening of a specified event and, if made subject to any such redemption, the times or events, prices and other terms and conditions of such redemption.

(d) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series.

(e) Whether the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation's capital stock, and, if provision is made for conversion or exchange, the times or events, prices, rates, adjustments and other terms and conditions of such conversions or exchanges.

(f) The restrictions, if any, on the issue or reissue of any additional Preferred Stock.

(g) The rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(h) The provisions as to voting, optional and/or other special rights and preferences, if any.

(3) Certificate. Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate of designation setting forth a copy of the resolution or resolutions of the Board of Directors, and establishing the voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, relating to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the Board of Directors to be issued, shall be made and signed by an officer of the Corporation and filed in the manner prescribed by the Nevada Revised Statutes, as amended from time to time (the "NRS").

(C) Common Stock.

(1) Voting Rights. The holders of Common Stock will be entitled to notice of and to attend all meetings of the stockholders of the Corporation and shall be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders.

(2) Dividends. Subject to all provisions of this ARTICLE IV, including the rights of holders of any Preferred Stock having preference as to dividends and except as otherwise provided by these Articles of Incorporation or the NRS, the holders of the Common Stock shall be entitled to receive dividends when and as declared by the Board of Directors, out of any funds legally available for such purpose. When and as dividends are declared thereon, whether payable in cash, property or securities of the Corporation, the holders of Common Stock will be entitled to share, ratably according to the number of shares of Common Stock held by them, in such dividends.

(3) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any distribution of any of its assets to any

of its stockholders other than by dividends from funds legally available therefor, and other than payments made upon redemptions or purchases of shares of the Corporation, after payment in full of the amount which the holders of Preferred Stock are entitled to receive in such event, the holders of Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.

(D) Voting Power. The Corporation shall not issue nonvoting equity securities. As to any classes of securities possessing voting power, an appropriate distribution of such power shall be made among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of a default in the payment of such dividends.

ARTICLE V
BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation (as amended from time to time, the "Bylaws"). Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the Whole Board. For purposes of these Articles of Incorporation, the term "Whole Board" shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The stockholders shall also have the power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by these Articles of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws. Elections of directors need not be by written ballot unless the Bylaws shall so provide. Meetings of stockholders may be held within or without the State of Nevada, virtually and/or in person, as the Bylaws provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE VI
AMENDMENTS TO ARTICLES

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of these Articles of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by these Articles of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon,

voting together as a single class, shall be required to amend or repeal this ARTICLE VI, the third sentence of ARTICLE V, ARTICLE VII, Section (A) or (B) of ARTICLE X or ARTICLE XI.

ARTICLE VII
INDEMNIFICATION; EXCULPATION

(A) Indemnification. To the fullest extent permitted under the NRS (including, without limitation, NRS 78.7502, NRS 78.751 and 78.752) and other applicable law, the Corporation shall indemnify directors and officers of the Corporation in their respective capacities as such and in any and all other capacities in which any of them serves at the request of the Corporation.

(B) Limitation on Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

(C) Repeal and Conflicts. Any amendment to or repeal of any provision or section of this ARTICLE VII shall be prospective only, and shall not apply to or have any effect on the right or protection of, or the liability or alleged liability of, any director or officer of the Corporation existing prior to or at the time of such amendment or repeal. In the event of any conflict between any provision or section of this ARTICLE VII and any other article of the Articles of Incorporation, the terms and provisions of this ARTICLE VII shall control.

ARTICLE VIII
SPECIAL PROVISIONS REGARDING DISTRIBUTIONS

Notwithstanding anything to the contrary in these Articles of Incorporation or the Bylaws, the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).

ARTICLE IX
STOCKHOLDER RIGHTS

For the avoidance of doubt, no stockholder of the Corporation shall have any preemptive rights, and no stockholder of the Corporation shall have any cumulative voting rights.

ARTICLE X
ACTIONS BY STOCKHOLDERS

(A) Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders, unless otherwise authorized by the Board of Directors in its sole discretion acting pursuant to a resolution adopted by a majority of the Whole Board.

(B) Special Meetings of Stockholders. Special meetings of stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board or by the Chairman of the Board.

(C) Stockholder Nominations and Proposals. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE XI
BOARD OF DIRECTORS

(A) Number of Directors; Classified Board. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes, with the term of office of the first class to expire at the Corporation's first annual meeting of stockholders following the date of adoption of these Articles of Incorporation, the term of office of the second class to expire at the Corporation's second annual meeting of stockholders following the date of adoption of these Articles of Incorporation and the term of office of the third class to expire at the Corporation's third annual meeting of stockholders following the date of adoption of these Articles of Incorporation, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, (i) directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified; and (ii) if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

(B) Quorum; Action by the Board. A majority of the directors then in office shall constitute a quorum for all purposes at any meeting of the Board of Directors, and, except as otherwise expressly required by law or by these Articles of Incorporation, all matters shall be determined by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present.

(C) Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires, with each director to hold office until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(D) Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors, voting together as a single class.

IN WITNESS WHEREOF, the undersigned has set his hand to these Articles of Incorporation on this 23rd day of December 2022.

BioRestorative Therapies, Inc.

DocuSigned by:

By: Lance Alstodt
71EF60FA21034EC...

Name: Lance Alstodt
Title: President